Exhibit 4.11

SEVENTH AMENDMENT TO THE

ENBRIDGE EMPLOYEE SERVICES, INC. EMPLOYEES’ SAVINGS PLAN

(AS AMENDED AND RESTATED GENERALLY EFFECTIVE JANUARY 1, 2019)

Pursuant to Section 10.2 of the Enbridge Employee Services, Inc. Employees’ Savings Plan, as amended (the “Savings Plan”), the Enbridge U.S. Pension Administration Committee (the “Committee”) has reviewed and approved this Seventh Amendment at a meeting of the Committee that was duly called and held on the 7th day of December 2021, at which a quorum was present.

SECURE Act: Add Qualified Birth or Adoption Distribution

1. Effective as of March 1, 2022, Section 2.1 of the Plan is hereby amended to add the following new Subsections 2.1.62 and 2.1.63 to the end thereof:

2.1.62 “Qualified Birth or Adoption Distribution” has the meaning given to it in Subsection 8.9.9(e).

2.1.63 “Qualified Birth or Adoption Repayment” has the meaning given to it in Subsection 8.9.9(e).

2. Effective as of March 1, 2022, Article 4 of the Plan is hereby amended to add the following new Section 4.9 to the end thereof:

4.9 Qualified Birth or Adoption Repayment. Subject to the limitations of this Section 4.9, a Participant who receives a Qualified Birth or Adoption Distribution pursuant to Subsection 8.9.9 may make one or more Qualified Birth or Adoption Repayments which, in the aggregate, do not exceed the amount of such Qualified Birth or Adoption Distribution. To be eligible to make a Qualified Birth or Adoption Repayment, the Participant must be eligible to contribute to the Plan under Section 4.1 at the time the Qualified Birth or Adoption Repayment is made. If a Participant elects to make a Qualified Birth or Adoption Repayment, then the Participant is treated as having received the Qualified Birth or Adoption Distribution as an eligible rollover distribution under Code Section 402(c)(4), and as having transferred the amount of the Qualified Birth or Adoption Repayment to the Plan in a direct trustee-to-trustee transfer within 60 days of the distribution.

This Section 4.9 shall be interpreted and administered in accordance with the requirements of Code Section 72(t)(2)(H)(v) and any authoritative guidance issued thereunder.

3. Effective as of March 1, 2022, Section 8.9 of the Plan is hereby amended to add the following new Subsection 8.9.9 to the end thereof:

8.9.9 Qualified Birth or Adoption Distributions.

(a) While in the employ of the Company or other Affiliate, a Participant may make a withdrawal from the vested portion of his Account of an amount not to exceed the Qualified Birth or Adoption Distribution Limit within the one-year period beginning on the date on which (i) a child of the Participant is born or (ii) the legal adoption by the individual of an Eligible Adoptee is finalized.

(b) To be eligible to receive a Qualified Birth or Adoption Distribution, a Participant must (i) present such evidence of an eligible birth or adoption as may be required by the Committee, or its delegate and (ii) certify to the Committee, or its delegate, that the Participant will include the name, age, and taxpayer identification number of such child or Eligible Adoptee on the taxpayer’s federal income tax return for the taxable year of the Qualified Birth or Adoption Distribution.

(c) A Participant who receives a Qualified Birth or Adoption Distribution is eligible to make a Qualified Birth or Adoption Repayment in accordance with the requirements of Section 4.9.

(d) A Participant may roll over all or a portion of a Qualified Birth or Adoption Distribution to another Applicable Eligible Retirement Plan that (1) is an individual retirement plan of which the Participant is a beneficiary and (2) will accept such a rollover contribution. Any such rollover shall be treated as an eligible rollover distribution that was transferred into the Applicable Eligible Retirement Plan as a direct trustee-to-trustee transfer within 60 days of the distribution.

(e) Definitions.

(i) “Applicable Eligible Retirement Plan” means an “eligible retirement plan” as defined in Code Section 402(c)(8)(B) other than a defined benefit plan.

(ii) “Eligible Adoptee” means any individual (other than a child of the Participant’s spouse) who has not attained age 18 or is physically or mentally incapable of self-support.

(iii) “Qualified Birth or Adoption Distribution” means a withdrawal made by a Participant pursuant to Subsection 8.9.9(a).

(iv) “Qualified Birth or Adoption Distribution Limit” means $5,000 reduced by any other qualified birth or adoption distributions relating to the same child or Eligible Adoptee that are received by the Participant under this Plan or any other tax-qualified retirement plan maintained by the Company or an Affiliate.

(v) “Qualified Birth or Adoption Repayment” means a repayment to the Plan of all or a portion of a Qualified Birth or Adoption Distribution that was received from the Plan in accordance with Subsection 8.9.9.

This Subsection 8.9.9 shall be interpreted and administered in accordance with the requirements of Code Section 72(t)(2)(H)(v) and any authoritative guidance issued thereunder.

Treasury Regulations: Add Hardship Distributions for FEMA Disasters

4. Effective as of January 1, 2021, Subsection 8.9.3(a)(vi) of the Plan is hereby amended to remove the word “and” at the end thereof.

5. Effective as of January 1, 2021, Subsection 8.9.3(a)(vii) of the Plan is renumbered as Subsection 8.9.3(a)(viii).

6. Effective as of January 1, 2021, Subsection 8.9.3(a) of the Plan is amended to add the following new Subsection 8.9.3(a)(vii) therein:

(vii) Expenses and losses (including loss of income) incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency (FEMA) under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, Public Law 100-707, provided that the Participant’s principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster; or

Permit Withdrawals as Fixed Dollar Installments

7. Effective as of January 1, 2021, Subsection 8.3.1(b) of the Plan is amended and replaced, in its entirety, with the following new Subsection 8.3.1(b):

(b) In two or more installments over such period of time as the Participant or Beneficiary will determine, but not extending beyond the permissible period for distributing benefits as set forth in Section 8.13. In the event distribution in installments is selected, any undistributed funds will remain in the Trust to be invested by the Trustee (pursuant to the Participant’s investment election). The Participant or Beneficiary may elect to have such installments paid as (i) a fixed dollar amount for each installment period, subject to the minimum amount required to be distributed under the requirements of Code Section 401(a)(9), or (ii) on a percentage basis over a fixed installment period, such that after the adjustment of Accounts required or permitted by Article 7 has been made, the vested balance of the Participant’s or Beneficiary’s Account will be divided by the number of installments remaining to be paid in order to determine the amount of each installment to be paid until the next adjustment of Accounts under Article 7 occurs; provided, however, in either case, installments paid prior to the date by which distributions must commence under Subsection 8.8.2 will not be subject to a minimum distribution requirement; or

Permit Cancellation or Modification of Installment Election

8. Effective as of January 1, 2021, Subsection 8.3.1(d) of the Plan is amended and replaced, in its entirety, with the following new Subsection 8.3.1(d):

(d) In a combination of the methods specified in paragraphs (a), (b) or (c). In the event that a Participant or Beneficiary elects to receive a distribution in installments pursuant to paragraph (b), above, the Participant or Beneficiary may, at any time, prospectively revoke such election and/or elect a different form of distribution or a different form of installment payment; provided, however, that such revocation and/or new election complies with the requirements of Code Section 401(a)(9).

Eliminate 90 Day Distribution Requirement

9. Effective as of January 1, 2021, Subsection 8.8.4 of the Plan is amended and replaced, in its entirety, with the following new Subsection 8.8.4:

8.8.4 Deceased Participants. In the case of a deceased Participant, the vested portion of his Account will be distributed to his Beneficiary as soon as administratively practicable following the Participant’s date of death, but in no event later than is required under Code Section 401(a)(9). A Beneficiary who is the Participant’s surviving spouse may elect to defer the distribution, subject to the rules of Section 8.4 relating to commencement of death benefits, but no later than the first anniversary of the Participant’s death.

Eliminate Requirement to Withdraw

Pre-1984 After-Tax Employee Contributions Account Before

1984-1986 Company Matching Contributions Account

10. Effective as of January 1, 2021, Subsection 8.9.2 of the Plan is amended and replaced, in its entirety, with the following new Subsection 8.9.2:

8.9.2 Withdrawal from 1984-1986 Company Matching Contributions Account. To the extent of the balance in his 1984-1986 Company Matching Contributions Account, a Participant shall have the option to withdraw in cash or in kind from his 1984-1986 Company Matching Contributions Account. This withdrawal may only be exercised by a Participant with five (5) or more years of Service. The frequency and procedures for withdrawal are subject to the same rules as are applicable to Subsection 8.9.1.

Permit Age 59 1⁄2 Withdrawals from All Contribution Sources

11. Effective as of January 1, 2021, Subsection 8.9.6 of the Plan is amended and replaced, in its entirety, with the following new Subsection 8.9.6:

8.9.6 Withdrawals at Age 59 1⁄2. Upon reaching age 59 1⁄2, a Participant may make withdrawals from his vested Accounts during his employment at any time and for any reason. Such a withdrawal will be made on a pro-rata basis across all of his Accounts.

Eliminate Timing Restrictions on

SE After-Tax Employee Contributions Account

12. Effective as of January 1, 2021, Subsection 8.9.7 of the Plan is amended and replaced, in its entirety, with the following new Subsection 8.9.7:

8.9.7 Special Withdrawal Rules for SE Participants.

(a) Prior SE ESOP/After-Tax Accounts. A Participant may withdraw all or part of his Prior ESOP Employee Account, Prior ESOP Company Account, and SE After-Tax Employee Contributions Account, at any time.

(b) SE Matching Contributions Account. A Participant may withdraw all or part of his SE Matching Contributions Account at any time following completion of an aggregate total of five (5) years of participation in the SE Plan and this Plan.

Recognize Prior Service with Moda Entities

13. Effective as of October 12, 2021, Schedule A to the Plan (“Recognized Service with Prior Employers”), is amended to add the following new Section at the end thereof:

Moda Entities

Service with Moda Midstream Operating, LLC and Moda Ingleside Energy Center, LLC (“Moda Entities”), and any other service recognized by the 401(k) plan in which the Moda Entities participated in as of October 12, 2021, shall be recognized for each Employee listed in the schedule below, in accordance with Plan Subsection 2.1.32, by considering an Employee’s “Service Date” indicated for the Employee on the schedule as if said “Service Date” were his Employment Commencement Date with the Company.

[Omitted.]

As amended hereby, the Savings Plan is hereby specifically ratified and reaffirmed in its entirety.

To record this Seventh Amendment, the undersigned member of the Committee and officer of Enbridge Employee Services, Inc., pursuant to the authorization of the Committee, hereby approves, ratifies, confirms and executes this Seventh Amendment on this 7th day of December 2021, to be effective as of the Effective Date.

By:	/s/ Steve Neyland
Steve Neyland,
Vice President Finance & Business Partners
on behalf of the Enbridge U.S. Pension Administration Committee